Exhibit 10.5

Dawn Robertson

February 16, 2007

Dear Dawn:

In recognition of your contributions as a member of the Executive Leadership Team, we are pleased to be able to confirm your long-term incentive award grant. In addition, please note that Gap Inc.’s Board of Directors has approved a recoupment policy which is described below.

Stock Award. The Compensation and Management Development Committee of the Board of Directors approved a stock award grant to you on February 2, 2007 (“date of grant”) covering 100,000 shares of Gap Inc. common stock, subject to the provisions of the Company’s stock plan. Stock awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will vest as shown in the schedule below, provided you are employed with Gap Inc. on the vesting date.

Stock Award of 50,000 shares vesting two years from date of grant

Stock Award of 50,000 shares vesting three years from date of grant

Recoupment Policy. On February 14, 2007, the Board of Directors (“Board”) adopted a recoupment policy as described in this paragraph. You hereby agree and understand that subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team after April 1, 2007 where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Dawn, your continued leadership at Gap Inc. is critical to our success, and I look forward to working with you.

Yours sincerely,

/s/ Robert J. Fisher
Robert J. Fisher
CEO and Chairman of the Board, Gap Inc.

Confirmed this 21st day of February, 2007

/s/ Dawn Robertson
Dawn Robertson